Exhibit F-2(B)

                                                     February 11, 2002

Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: National Grid Group plc/Niagara Mohawk Holdings, Inc. Merger and Financing Application, File No. 70-9849

To the Office of Public Utility Regulation:

     Briefly stated, in File 70-9849 (the "Application"), National Grid Group plc ("National Grid")1 and certain of its subsidiaries applied to the Commission jointly with Niagara Mohawk Holdings, Inc. ("NiMo"), Niagara Mohawk Power Corporation, and Opinac North America, Inc. (together with their subsidiaries the "NiMo Applicants") for authority under the Public Utility Holding Company Act of 1935 (the "Act") to:

     (a) effect the acquisition of NiMo (the "Merger") under the Agreement and Plan of Merger and Scheme of Arrangement by and among National Grid Group plc2, NiMo, New National Grid plc, and Grid Delaware, Inc. dated as of September 4, 2000 and amended as of December 1, 2000;

     (b) effect a scheme of arrangement under Section 425 of the Companies Act 1985 (UK); and

     (c) issue debt and equity securities to finance the merger and sought authority to conduct other related transactions as described in the Application.

     As counsel for NiMo and its subsidiary companies, I deliver this opinion to you for filing as Exhibit F-2(B) to the Application.

     I am a member of the bar of Massachusetts, the state in which National Grid USA, a subsidiary of National Grid and the parent company of NiMo, is headquartered. I am not a member of the bars of any other states in which certain of the NiMo Applicants are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel associated with me or employed or retained by National Grid, in particular, CMS Cameron McKenna, Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

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1 National Grid was formerly called New National Grid plc.
2 This company is now called National Grid Holdings One plc.

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     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     o    The Commission's order in Holding Co. Act Release No. 27490 (Jan. 16,
          2002) fully authorized the transactions proposed in the Application, excluding the transactions over which the applicants requested that the Commission reserve jurisdiction (the "Proposed Transactions"), and permitted the Application to become effective under the Act and the rules and regulations thereunder. In addition, every other regulatory agency or court having jurisdiction over the Proposed Transactions took the appropriate action to permit the NiMo Applicants to consummate the Proposed Transactions.

     o The Proposed Transactions were completed before the expiration of any required regulatory or court approval that expires at a certain date.


     o No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     o Appropriate corporate actions were taken by both the issuer and acquirer of the securities contemplated by the Application and the documents transferring the securities were duly authorized, executed and delivered3 with all appropriate transfer or other taxes paid4.

     o Each of the NiMo Applicants involved in the Proposed Transactions, was at the time of the Proposed Transactions a duly incorporated corporation or duly formed limited liability company or partnership in the jurisdiction in which it was domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

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3 Some letters of transmittal related to some securities are scheduled to be sent on February 14.
4 The stamp duty tax will not be paid until shortly before March 7.

     (a) all state and federal laws applicable to the Proposed Transactions have been complied with;

     (b) each NiMo Applicant that was an issuer pursuant to the Proposed Transactions was duly formed or incorporated under the laws of the jurisdiction in which it is domiciled;

     (c) such securities were, in the case of stock, validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges and such securities were, in the case of debt securities, were valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (d) the NiMo Applicants legally acquired any securities subject to the Application; and

     (e) the consummation of the Proposed Transactions did not violate the legal rights of the holders of any securities issued by the NiMo Applicants, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

                                          Very truly yours,

                                          /s/Kirk L. Ramsauer

                                          Kirk L. Ramsauer
                                          Deputy General Counsel